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                                                                    EXHIBIT 1(a)


                             UNDERWRITING AGREEMENT


        AGREEMENT made this 21st day of February, 1989, by and between Merrill Lynch Life Insurance Company ("MLLIC"), a Washington corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.

                                  WITNESSETH:

        WHEREAS, MLLIC intends to issue group modified guaranteed annuity contracts ("Contracts"), under which account holders of MLPF&S and other groups may participate through certificates of participation ("Certificates");

        WHEREAS, MLLIC wishes to arrange for the underwriting of the Contracts and Certificates in conformity with the requirements of the Securities Exchange Act of 1934 ("1934 Act"); and

        WHEREAS, MLPF&S is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act and is a member of the National Association of Securities Dealers, Inc. ("NASD");

        NOW, THEREFORE, the parties hereto agree as follows:

        1. MLLIC hereby appoints MLPF&S as its representative for the distribution of the Contracts and Certificates, and MLPF&S hereby agrees to use its best efforts to sell and distribute the Contracts and Certificates through its registered representatives; provided, that with the approval of MLLIC, MLPF&S may arrange with other broker-dealers for the sale of the Contracts and Certificates and execute agreements relating thereto upon such terms and conditions as MLPF&S deems appropriate.

        2. Unless otherwise permitted by applicable law, each person engaged in the sale of Contracts and Certificates must be both an agent of MLLIC and a "person associated with a broker or dealer" as that term is defined in Section 3(a)(18) of the 1934 Act. With respect to all persons associated with it who will be engaged in the sale of the Contracts





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and Certificates, MLPF&S will be responsible for their training, qualification, registration, supervision and control in the manner and to the extent required by the applicable rules of the SEC and NASD and by any applicable securities laws or rules of the various states relating to the sale of the Contracts and Certificates. MLLIC reserves the right to refuse to appoint any person proposed to be associated with MLPF&S as an agent, or if appointed, to terminate such appointment in its sole discretion. From time to time as requested by MLLIC, MLPF&S will furnish to it a list of all persons associated with it authorized to sell the Contracts and Certificates.

        3. MLPF&S will prepare and maintain all books and records relating to the Contracts and Certificates which are required to be maintained by it under the 1934 Act.

        4. Any Contract or Certificate single premium received by MLPF&S will be made payable to MLLIC and will be forwarded promptly to MLLIC, or the service office designated by it, accompanied by a completed Contract or Certificate application, as the case may be. MLLIC reserves the right to reject any application in its sole discretion.

        5. MLLIC will furnish to MLPF&S currently effective prospectuses relating to the Contracts and Certificates in such numbers as MLPF&S may reasonably require from time to time. MLPF&S will use its best efforts to obtain any approvals or clearances required from the NASD with respect to all sales materials relating to the Contracts and Certificates. Any sales materials relating to the Contracts and Certificates prepared by MLPF&S must be approved by MLLIC prior to their use.

        6. All commissions payable by MLLIC in connection with Contract or Certificate sales will be payable to the appropriate general agent affiliated with MLPF&S in accordance with the terms of the agreement with such general agent then in effect. If any provision of any such agreement applicable to the Contracts and Certificates conflicts with any provision of the Agreement, the provision of this Agreement shall govern.

        7. This Agreement may be terminated at any time by either party hereto on sixty (60) days' written notice.
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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


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
                                           MERRILL LYNCH LIFE INSURANCE COMPANY

                                           By:  /s/ Steele Coddington
                                                ---------------------

ATTEST:
/s/ Louine M. Reese
-------------------
    Secretary


                                           MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                           By:  /s/ Ken S. Spirer
                                                -----------------

ATTEST:
/s/ Stephen Miller
------------------
    Secretary
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